Plumas Bancorp Reports a 41% Increase in Second Quarter Earnings

QUINCY, CA -- (Marketwired - July 24, 2013) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced second quarter 2013 earnings of $891 thousand, an increase of $258 thousand or 41%, as compared to $633 thousand during the second quarter of 2012. For the six months ended June 30, 2013, Plumas Bancorp reported an increase in net income of $650 thousand or 76%, from $857 thousand during the first six months of 2012 to $1.5 million during the six months ended June 30, 2013.

Net income allocable to common shareholders increased by $849 thousand from $462 thousand or $0.10 per diluted share during the three months ended June 30, 2012 to $1.3 million or $0.27 per diluted share during the current three month period. For the six months ended June 30, 2013, net income allocable to common shareholders totaled $1.8 million or $0.36 per diluted share compared to $515 thousand or $0.11 per diluted share during the six months ended June 30, 2012. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. In addition, during the second quarter of 2013 Plumas Bancorp (the "Company") recognized a $530 thousand discount on redemption of preferred stock which was included as an addition to net income allocable to common shareholders.

Andrew J. Ryback, president and chief executive officer of the Company and Plumas Bank, remarked, "The Board of Directors, executives and I are very pleased with the continued improvement in asset quality and core earnings during 2013. Over the last several years we have successfully dedicated significant resources, in terms of time and effort, to the goal of reducing problem assets, promoting efficiency in operations and increasing core profitability. We have also been able to diversify our loan portfolio and move balances away from higher risk construction and land development loans. These balances have been reduced from over $73 million, or 20% of our loan portfolio at December 31, 2008, to $12 million, or less than 4% of our loan portfolio at June 30, 2013. During this same period our auto lending, commercial real estate and government-guaranteed lending product lines have become key revenue and profit generators. In fact, due to growth in these product lines, we were able to grow our loan portfolio by over $8 million during the current quarter."

Ryback continued, "Our progress has been recognized by our regulators as evidenced by the fact that we are no longer subject to any regulatory agreements. In addition, we strengthened our capital position to the point that we were able to repurchase of 8,566 shares of the 11,949 shares of preferred stock originally issued to the U.S. Treasury through the U.S. Government sponsored Capital Purchase Program."

He concluded, "With significant regulatory issues behind us, improved asset quality, and a strong and expanding core earnings base, our efforts can be dedicated to building long-term shareholder value."

Daniel E. West, Chairman of the Board, added: "The Company's second quarter results clearly demonstrate significant progress. Our executive management team is performing well and the Board has every confidence in their ability to continue advancing our Company's strategic goals."

Financial Highlights

June 30, 2013 compared to June 30, 2012

  Repurchased 8,566 shares of preferred stock formerly held by the U.S. Treasury.
  Issued $7.5 million in subordinated debt.
  Decreased nonperforming loans by $5.3 million or 41%.
  Decreased nonperforming assets by $6.4 million or 31%.
  Decreased the ratio of nonperforming loans to total loans from 4.22% to 2.36% and the ratio of nonperforming assets to total assets from 4.54% to 2.90%.
  Increased net loans by $16.9 million or 6%.

Three months ended June 30, 2013 compared to June 30, 2012

  Increased net income by $258 thousand or 41% to $891 thousand and diluted earnings per share (EPS) by $0.17 or 170% from $0.10 to $0.27.
  Increased net interest income by $178 thousand to $4.5 million.
  Increased non-interest income by $109 thousand.
  Decreased non-interest expense by $245 thousand.
  Increased return on average common equity from 6.4% to 17.4%.

Six months ended June 30, 2013 compared to June 30, 2012

  Increased net income by $650 thousand or 76% to $1.5 million and diluted EPS by $0.25 or 236% from $0.11 to $0.36.
  Increased net interest income by $399 thousand to $8.8 million.
  Increased non-interest income by $383 thousand.
  Decreased non-interest expense by $455 thousand.
  Increased return on average common equity from 3.6% to 11.6%.

Asset Quality

Nonperforming loans at June 30, 2013 were $7.6 million, a decrease of $5.3 million, or 41% from the $12.9 million balance at June 30, 2012. Nonperforming loans as a percentage of total loans decreased to 2.36% at June 30, 2013, down from 4.22% at June 30, 2012. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings ("OVO")) at June 30, 2013 were $14.3 million, down from $20.7 million at June 30, 2012. Nonperforming assets as a percentage of total assets decreased to 2.90% at June 30, 2013 down from 4.54% at June 30, 2012.

During the six months ended June 30, 2013 we recorded a provision for loan losses of $1.1 million up $0.2 million from the $0.9 million provision recorded during the first half of 2012. $0.7 million of the $1.1 million provision was related to a specific reserve required on a significant land development loan. During June, 2013 this loan, which had a book balance after specific reserve of $2.3 million, was transferred to OREO.

Net charge-offs totaled $1.5 million during the six months ended June 30, 2013 and $1.6 million during the same period in 2012. Net charge-offs as a percentage of average loans decreased from 1.10% during the six months ended June 30, 2012 to 0.97% during the current period. The allowance for loan losses totaled $5.3 million at June 30, 2013 and $6.2 million at June 30, 2012. The allowance for loan losses at June 30, 2013 consisted of $0.7 million in specific reserves primarily related to one impaired loan and $4.6 million in general reserves. This compares to $1.8 million in specific reserves related to impaired loans and $4.4 million in general reserves at June 30, 2012. As a percentage of unimpaired loans, general reserves were 1.49% at June 30, 2013 and 1.54% at June 30, 2012. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.02% at June 30, 2012 to 1.63% at June 30, 2013.

Shareholders' Equity

Total shareholders' equity decreased by $8.2 million from $40.6 million at June 30, 2012 to $32.4 million at June 30, 2013.

The decline in shareholders' equity is related to the repurchase of 8,566 shares of preferred stock. There were 3,383 shares of preferred stock outstanding as of June 30, 2013 with an aggregate liquidation value of $3.4 million. This compares to 11,949 shares outstanding at June 30, 2012 with an aggregate liquidation value of $13.4 million.

On January 30, 2009 the Company entered into a Letter Agreement with the United States Department of the Treasury, pursuant to which Plumas Bancorp issued and sold (i) 11,949 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock") and (ii) a warrant (the "Warrant") to purchase 237,712 shares of the Company's common stock, no par value, for an aggregate purchase price of $11,949,000 in cash.

On April 11, 2013, the Treasury announced its intent to sell its investment in the Company's Series A Preferred Stock along with similar investments the Treasury had made in 7 other financial institutions, principally to qualified institutional buyers. Using a modified Dutch auction methodology that establishes a market price by allowing investors to submit bids at specified increments during the period of April 15, 2013 through April 18, 2013, the U.S. Treasury auctioned all of the Company's 11,949 Series A Preferred Stock. The Company sought and obtained regulatory permission to participate in the auction. The Company successfully bid to repurchase 7,000 shares of the 11,949 outstanding shares. This repurchase resulted in a discount of $530 thousand or approximately 7% on the face value of the Series A Preferred Stock plus related outstanding dividends. The remaining 4,949 shares were purchased at auction by unrelated private investors. On June 27, 2013 the Company repurchased 1,566 shares of the Series A Preferred Stock at $1,000 per share from one of the investors, leaving 3,383 shares outstanding as of June 30, 2013. On May 22, 2013 the Company repurchased the Warrant from the Treasury at a cost of $234,500.

Funds for the repurchase of the Series A Preferred Stock and the Warrant were provided through a combination of a $4.5 million dividend from the Company's subsidiary, Plumas Bank, and the issuance of $7.5 million in Subordinated Debt. The subordinated debt was issued on April 15, 2013, bears an interest rate of 7.5% per annum, has a term of eight years with no prepayment allowed during the first two years and was made in conjunction with an eight-year warrant to purchase up to 300,000 shares of the Company's common stock, no par value at an exercise price, subject to anti-dilution adjustments, of $5.25 per share.

Deposits, Loans, and Investments

Net loans increased by $16.9 million, or 6%, from $301.0 million at June 30, 2012 to $317.9 million at June 30, 2013. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended June 30, 2013 relates to growth in the Company's automobile and commercial real estate loan portfolios. Construction and land development loans declined during this same period by $8.6 million from $20.7 million at June 30, 2012 to $12.1 million at June 30, 2013.

Core deposit growth remains strong. Total deposits were $432.3 million as of June 30, 2013, up $37.5 million from the June 30, 2012 balance of $394.8 million. Non-interest bearing demand deposits increased by $17.4 million, interest bearing transaction accounts (NOW) increased by $6.5 million, and savings and money market accounts increased by $23.9 million. Time deposits declined by $10.3 million. We attribute much of the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities increased by $6.2 million from $74.5 million at June 30, 2012 to $80.7 million as of June 30, 2013. The investment portfolio at June 30, 2013 was invested entirely in U.S. Government sponsored agency securities. Related to the strong deposit growth cited above, cash and due from banks increased by $16.6 million from $35.1 million at June 30, 2012 to $51.7 million at June 30, 2013. Included in cash and due from banks at June 30, 2013 and June 30, 2012 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $32.7 million and $19.0 million, respectively.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, for the three months ended June 30, 2013 was $4.5 million, an increase of $178 thousand from the $4.3 million earned during the same period in 2012. The largest components of the increase in net interest income were an increase in average balance of loans and investment securities and a decline in the average balance and rate paid on time deposits. These items were partially offset by a decline in yield on loans and interest expense of $160 thousand on the $7.5 million subordinated debt. Net interest margin for the three months ended June 30, 2013 decreased 16 basis points, or 4%, to 4.14%, down from 4.30% during the second quarter of 2012.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2013 was $8.8 million, an increase of $0.4 million from the $8.4 million earned during the same period in 2012. The largest components of the increase in net interest income were an increase in average balance of loans and investment securities and a decline in the average balance and rate paid on time deposits. These items were partially offset by a decline in yield on loans and interest expense of $160 thousand on the $7.5 million subordinated debt. Net interest margin for the six months ended June 30, 2013 decreased 4 basis points, or 1%, to 4.15%, down from 4.19% for the same period in 2012.

Non-Interest Income/Expense

During the three months ended June 30, 2013 non-interest income increased by $109 thousand to $1.7 million from $1.6 million during the three months ended June 30, 2012. The largest component of this increase was an increase of $198 thousand in gains on the sale of government guaranteed loans from $238 thousand during the three months ended June 30, 2012 to $436 thousand during the current three month period. During 2013 the Bank benefited from a strong secondary market for the sale of government guaranteed loans as well as an increase in the volume of loans sold. Partially offsetting the increase in gains on sale of loans was a reduction in gains on sale of investment securities. During the second quarter of 2012 we sold fifteen securities totaling $7.8 million recognizing a gain on sale of $161 thousand. No sales were made during the current quarter.

Non-interest expense totaled $4.3 million during the three months ended June 30, 2013 a decline of $245 thousand from $4.5 million during the same period in 2012. Reductions in noninterest expense included $44 thousand in salary and benefit expense, $120 thousand in occupancy and equipment expense, $60 thousand in FDIC insurance and $111 thousand in other miscellaneous categories. These cost savings were partially offset by increases of $36 thousand in professional fees, $35 thousand in OREO expense and $19 thousand in outside service fees.

During the six months ended June 30, 2013 non-interest income increased by $383 thousand to $3.4 million from $3.0 million during the first half of 2012. The largest component of this increase was an increase of $484 thousand in gains on the sale of government guaranteed loans from $473 thousand during the six months ended June 30, 2012 to $957 thousand during the current six month period. Proceeds from loan sales increased from $8.3 million during the first half of 2012 to $13.8 million during the current six month period. Partially offsetting the increase in gains on sale of loans was a reduction in gains on sale of investment securities. During the first six months of 2012 we sold eighteen securities totaling $12.3 million recognizing a gain on sale of $211 thousand. No sales were made during the current six month period.

We continue to achieve savings in many categories of non-interest expense resulting in a reduction in non-interest expense of $455 thousand from $9.1 million during the six months ended June 30, 2012 to $8.7 million during the current six month period. During June of 2012 we successfully outsourced the processing of our account statements and notices resulting in savings to salary expense, occupancy and equipment costs, postage and stationary costs. Other significant savings include a $208 thousand increase in the deferral of loan origination costs reflecting an increase in loan production, an $89 thousand reduction in FDIC insurance expense related to a decline in the rate charged Plumas Bank by the FDIC and a $79 thousand reduction in the provision for changes in valuation of OREO.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)
                                 As of June 30,
                            -----------------------
                                                       Dollar    Percentage
                                2013        2012       Change      Change
                            ----------- ----------- -----------  ----------
  ASSETS
Cash and due from banks     $    51,701 $    35,054 $    16,647        47.5%
Investment securities            80,652      74,483       6,169         8.3%
Loans, net of allowance for
 loan losses                    317,923     301,013      16,910         5.6%
Premises and equipment, net      12,848      13,719        (871)       -6.3%
Bank owned life insurance        11,333      10,986         347         3.2%
Real estate and vehicles
 acquired through
 foreclosure                      6,714       7,750      (1,036)      -13.4%
Accrued interest receivable
 and other assets                11,935      12,809        (874)       -6.8%
                            ----------- ----------- -----------
  Total assets              $   493,106 $   455,814 $    37,292         8.2%
                            =========== =========== ===========

  LIABILITIES AND
   SHAREHOLDERS' EQUITY
Deposits                    $   432,284 $   394,831 $    37,453         9.5%
Repurchase agreements             5,440       3,754       1,686        44.9%
Subordinated debentures          17,525      10,310       7,215        70.0%
Accrued interest payable
 and other liabilities            5,500       6,328        (828)      -13.1%
                            ----------- ----------- -----------
  Total liabilities             460,749     415,223      45,526        11.0%
Shareholders' equity             32,357      40,591      (8,234)      -20.3%
                            ----------- ----------- -----------
  Total liabilities and
   shareholders' equity     $   493,106 $   455,814 $    37,292         8.2%
                            =========== =========== ===========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)
   FOR THE THREE MONTHS                                Dollar    Percentage
      ENDED JUNE 30,          2013         2012        Change      Change
                          -----------  -----------  -----------  ----------

Interest income           $     4,875  $     4,620  $       255         5.5%
Interest expense                  413          336           77        22.9%
                          -----------  -----------  -----------
  Net interest income
   before provision for
   loan losses                  4,462        4,284          178         4.2%
Provision for loan losses         400          300          100        33.3%
                          -----------  -----------  -----------
  Net interest income
   after provision for
   loan losses                  4,062        3,984           78         2.0%
Non-interest income             1,697        1,588          109         6.9%
Non-interest expenses           4,301        4,546         (245)       -5.4%
                          -----------  -----------  -----------
  Income before income
   taxes                        1,458        1,026          432        42.1%
Provision for income
 taxes                            567          393          174        44.3%
                          -----------  -----------  -----------
  Net income              $       891  $       633  $       258        40.8%
Discount on Redemption of
 Preferred Stock                  530            -          530       100.0%
Preferred Stock Dividends
 and Discount Accretion          (110)        (171)          61       -35.7%
                          -----------  -----------  -----------
  Net income available to
   common shareholders    $     1,311  $       462  $       849       183.8%
                          ===========  ===========  ===========

Basic earnings per share  $      0.27  $      0.10  $      0.17       170.0%
                          ===========  ===========  ===========
Diluted earnings per
 share                    $      0.27  $      0.10  $      0.17       170.0%
                          ===========  ===========  ===========

 FOR THE SIX MONTHS ENDED                              Dollar    Percentage
         JUNE 30,             2013         2012        Change      Change
                          -----------  -----------  -----------  ----------

Interest income           $     9,469  $     9,066  $       403         4.4%
Interest expense                  678          674            4         0.6%
                          -----------  -----------  -----------
  Net interest income
   before provision for
   loan losses                  8,791        8,392          399         4.8%
Provision for loan losses       1,100          900          200        22.2%
                          -----------  -----------  -----------
  Net interest income
   after provision for
   loan losses                  7,691        7,492          199         2.7%
Non-interest income             3,398        3,015          383        12.7%
Non-interest expenses           8,676        9,131         (455)       -5.0%
                          -----------  -----------  -----------
  Income before income
   taxes                        2,413        1,376        1,037        75.4%
Provision for income
 taxes                            906          519          387        74.6%
                          -----------  -----------  -----------
  Net income              $     1,507  $       857  $       650        75.8%
Discount on Redemption of
 Preferred Stock                  530            -          530       100.0%
Preferred Stock Dividends
 and Discount Accretion          (281)        (342)          61       -17.8%
                          -----------  -----------  -----------
  Net income available to
   common shareholders    $     1,756  $       515  $     1,241       241.0%
                          ===========  ===========  ===========

Basic earnings per share  $      0.37  $      0.11  $      0.26       236.4%
                          ===========  ===========  ===========
Diluted earnings per
 share                    $      0.36  $      0.11  $      0.25       227.3%
                          ===========  ===========  ===========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
               (In thousands, except share and per share data
                                (Unaudited)
                                                           June 30,
                                                   ------------------------
                                                       2013         2012
                                                   -----------  -----------
QUARTERLY AVERAGE BALANCES
Assets                                             $   483,622  $   454,801
Earning assets                                     $   432,663  $   400,846
Loans                                              $   320,249  $   299,554
Deposits                                           $   418,156  $   393,522
Common equity                                      $    30,294  $    28,803
Total equity                                       $    37,255  $    40,602

CREDIT QUALITY DATA
Allowance for loan losses                          $     5,263  $     6,183
Allowance for loan losses as a percentage of total
 loans                                                    1.63%        2.02%
Nonperforming loans                                $     7,603  $    12,936
Nonperforming assets                               $    14,317  $    20,686
Nonperforming loans as a percentage of total loans        2.36%        4.22%
Nonperforming assets as a percentage of total
 assets                                                   2.90%        4.54%
Year-to-date net charge-offs                       $     1,523  $     1,625
Year-to-date net charge-offs as a percentage of
 average                                                  0.97%        1.10%
  loans, annualized

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter           $      0.27  $      0.10
Diluted earnings per share for the quarter         $      0.27  $      0.10
Quarterly weighted average shares outstanding            4,779        4,776
Quarterly weighted average diluted shares
 outstanding                                             4,862        4,776
Basic earnings per share, year-to-date             $      0.37  $      0.11
Diluted earnings per share, year-to-date           $      0.36  $      0.11
Year-to-date weighted average shares outstanding         4,778        4,776
Year-to-date weighted average diluted shares
 outstanding                                             4,842        4,776
Book value per common share                        $      6.06  $      6.03
Total shares outstanding                                 4,782        4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity                17.4%         6.4%
Annualized return on average assets                       0.74%        0.56%
Net interest margin                                       4.14%        4.30%
Efficiency ratio                                          69.8%        77.4%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average common equity                11.6%         3.6%
Annualized return on average assets                       0.63%        0.38%
Net interest margin                                       4.15%        4.19%
Efficiency ratio                                          71.2%        80.0%
Loan to Deposit Ratio                                     74.5%        77.6%
Total Risk-Based Capital Ratio                            14.3%        14.9%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com